UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 26, 2008 (November 21, 2008)

China Industrial Waste Management, Inc.
(Exact name of registrant as specified in its charter)

Nevada	002-95836-NY	13-3250816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

China Industrial Waste Management, Inc.
c/o Dalian Dongtai Industrial Waste Treatment Co., Ltd
No. 1 Huaihe West Road
E-T-D-Zone, Dalian, China 116600
   (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 011-86-411-85811229

N/A
(Former Name and Address if changed since the last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On November 21, 2008, the Company entered into a series of identical agreements with each the 16 institutional and accredited investors (the “Purchasers”) who participated in the Company’s private placement of units during August, September and October 2008 (the “Offering”). The agreements amend the several subscription agreements entered into with the Purchasers in connection with the Offering. The transactions described in the subscription agreements were reported in the Company’s Current Reports on Form 8-K filed September 3, 2008, September 22, 2008 and October 20, 2008. Pursuant to the amendment agreements:

•	The number of shares of common stock included in each unit acquired by the Purchasers was increased from 20,000 shares to 29,412 shares;
•	The number of shares of common stock issuable upon exercise of the Class A Warrants and Class B Warrants included in each unit has been increased from 10,000 shares each to 14,706 shares each; and
•
The exercise price of the Class A Warrants has been reduced from $3.50 per share to $2.50 per share and the exercise price of the Class B Warrants has been reduced from $4.50 per share to $3.20 per share.

As a result of entering into these agreements, the Company has issued to the Purchasers an additional total of 621,192 shares of common stock, as well as Class A warrants to purchase an additional 310,596 shares of common stock and Class B warrants to purchase an additional 310,596 shares of common stock. In addition, the Performance Escrow Agreement that was entered into at the final closing of the Offering among the Company’s President, the Placement Agent for the Offering and the Company’s counsel, as escrow agent, has been revised to (a) increase the number of shares that have been deposited into escrow by the Company’s President and (b) revise the financial targets originally included in the Agreement to reflect the Company’s revised earnings guidance.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Form of Amendment Agreement dated November 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Dong Jinqing
Name: Dong Jinqing
Title: Chief Executive Officer

Date: November 26, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Form of Amendment Agreement dated November 21, 2008